Exhibit 10.23

GENERAL RELEASE AND WAIVER

1.
This General Release and Waiver (“General Release”) is given by Peter Sachse (“Executive”) to the Released Parties as defined below in this paragraph 1. This General Release will also be binding on Executive’s heirs, successors, assigns, agents, executors, and administrators. This General Release releases Macy’s, Inc. (“Macy’s”), all of its predecessors, successors, and assigns, divisions, subsidiaries, facilities, related or affiliated entities, (collectively referred to as “the Company”), and all of their respective current and former officers, directors, shareholders, employees, insurers, agents, and counsel, including, without limitation, any and all current and former management and supervisory employees (hereinafter collectively referred to as the “Released Parties”).

2.
The Company advises Executive to consult with an attorney prior to executing this General Release. Executive acknowledges that Executive has been advised by the Company, in writing, to consult with legal counsel of Executive’s choosing and that Executive has had the opportunity to consult counsel, if Executive chose to do so. Executive acknowledges that Executive is responsible for any costs and fees resulting from Executive’s attorney or any other advisor reviewing this General Release.

3.
The Company hereby advises Executive that Executive will not be eligible to receive benefits under any other severance plan if Executive elects to receive benefits under the MACY’S, INC. EXECUTIVE SEVERANCE PLAN (the “Plan”) by signing this General Release.

4.
To the extent applicable, it is intended that the payments under the Plan be in full compliance with Section 409A. The Company will not make any payments which it believes will violate Section 409A. The Company may at any time amend or terminate the benefits under the Plan to comply with Section 409A of the Internal Revenue Code. No amendment or termination may be made or effected if it would cause the Plan to fail to comply. Executive’s termination of employment shall be treated as an involuntary separation from service for purposes of 409A of the Internal Revenue Code of 1986, as amended.

5.
As consideration for Executive’s promises set forth in this General Release, the Company has agreed to provide the Executive with the benefits under the Plan. Employee acknowledges that the benefits provided under the Plan are more than the Company is otherwise obliged to provide to Executive. Executive acknowledges and agrees that Company has paid Executive any outstanding amounts owed to Executive.

6.
In consideration for the payment of benefits provided to Executive upon Executive’s separation from employment, as described in the Plan, and pursuant to the terms of this General Release, Executive releases and discharges forever the Released Parties of and from all actions, causes of action, claims, demands, costs, and expenses for damages, known or unknown, which Executive had or now has or may have against the Company or any of the Released Parties. This release includes, but is not limited to: (a) any claim of age discrimination under the Age Discrimination in Employment Act, as amended, or under any other state or local statute, ordinance, order, or law; (b) any claim of discrimination on any other basis, including, without limitation, race, color, national origin, sex, sexual orientation, gender identity, religion, age, disability, military status, veteran status, marital status, political affiliation, appearance, or any other characteristic (including but not limited to status as a “whistleblower”), under any federal, state, or local statute, ordinance, order, or law, including but not limited to the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Older Worker’s Benefit Protection Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Pregnancy Discrimination Act of 1978, and the laws in the state in which Executive worked for the Company, all as the same may have been from time-to-time amended; (c) any other claim relating to Executive’s employment, the termination of Executive’s employment, or the Released Parties’ failure to reemploy the Executive, under any federal, state, or local statute, law, or ordinance, as amended, and the Worker Adjustment and Retraining Notification Act; (d) any claim under any contract, tort, or any other state, local, or federal statutory or common law, including but not limited to any claim that the Released Parties, jointly or severally, breached any contract or promise, express or implied, or any term or condition of Executive’s employment, and any claim for promissory estoppel or wrongful discharge arising out of Executive’s employment with the Company or any of the Released Parties and/or the termination of such employment; (e) any claim arising under the Company’s internal dispute resolution program, Solutions InSTORE; and (f) any claim for severance benefits except as provided by the Plan. Except as provided in paragraph 7 hereof, this General Release is intended to cover all possible legal and/or equitable relief, including, but not limited to, reinstatement, wages, back pay, front pay, benefits, perquisites, compensatory damages, punitive damages, liquidated damages, damages for pain or suffering, damages for emotional distress, damages for loss of consortium, and attorneys’ fees. Executive further agrees not to file any lawsuit against the Released Parties that Executive has released in this General Release. Notwithstanding the foregoing and while Executive acknowledges and understands that by this General Release Executive foregoes, among other things, any and all past and present rights to recover money damages arising out of Executive’s employment and termination, the parties agree that this General Release shall not preclude Executive from filing any charge with the EEOC (or other governmental agency) or from in any way participating in any investigation, hearing, or proceeding of the EEOC (or other governmental agency).

7.    This General Release does not waive any claims that cannot be lawfully waived.

a.
This General Release does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act, as amended, that arise after the date that Executive executes this General Release.

b.
Nor shall this General Release have any effect on Executive’s rights, if any: (i) accrued and vested prior to the employment termination date under the Company's ERISA benefit plans; (ii) brought pursuant to the terms of an ERISA plan; or (iii) arising under the provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as the same have been amended, to continue coverage after the employment termination date under the Company's health plans.

8.
If and only if, Executive is a California based employee, Executive acknowledges and agrees that all rights Executive enjoys pursuant to Section 1542 of the California Civil Code are hereby expressly waived by Executive. Said Section reads as follows:

“Section 1542. [Certain claims not affected by general release.] A general release does not extend to claims which [you do] not know or suspect to exist in [your] favor at the time of execution of the release, which if known to [you] must have materially affected [your] settlement with [us].”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this General Release is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor against the Released Parties at the time of execution hereof, and that the benefits provided to Executive pursuant to paragraph 5 above, contemplates the extinguishment of any such claim or claims with respect to Executive’s employment with Company.

9.
Executive agrees that he or she has terminated or will terminate employment with the Company and that his or her last day of employment will be a date decided upon by the Company (the “Release Date”). The Executive will return (or has returned) all property of the Company, including but not limited to any Company electronic devices such as laptops, cell phones, smart phones, PDAs, security ID tokens, keys, identification, and any Company business or proprietary information in his or her possession, by no later than his or her Release Date.

10.
Executive acknowledges that the provision of the consideration referenced in the Plan above is conditioned upon the promises in this General Release and is not normally available under Company policy or any other plan or program of the Released Parties. Executive further acknowledges that such payment does not constitute an admission by the Company or any of the Released Parties of liability or of violation of any applicable law or regulation. The Company and the other Released Parties expressly deny any such liability or such alleged violation and state that payment has been made solely for the purpose of compromising any and all claims of the Executive without the cost and burden of litigation.

11.
Executive agrees that all provisions, terms and conditions of this General Release are and shall remain confidential and shall not be disclosed to any person not a party hereto under any circumstances, except as required by court order or other compulsory legal process. Neither Executive nor anyone on Executive’s behalf shall communicate, either orally or in writing, with any print or broadcast media about any matter arising out of Executive’s employment with the Company and/or Executive’s involuntary termination from the Company. Notwithstanding the foregoing, the parties hereto expressly agree that Executive may disclose the provisions, terms and conditions of this General Release to Executive’s immediate family, attorney(s), and/or financial advisor(s).

12.
Executive agrees that this General Release reflects the complete agreement between the parties hereto and that there are no written or oral understandings, promises, or agreements related to this General Release that have been made to Executive except those contained in this General Release. Executive further agrees that the General Release fully supersedes any and all prior agreements or understandings concerning the subject matter of this release, to the extent that any such prior agreements or understandings exist.

13.	Executive hereby agrees:

a.
Pending or threatened litigation: to make himself or herself available upon reasonable notice to discuss with Macy’s and its counsel, issues related to litigation or potential litigation, to appear without subpoena for deposition or testimony, to meet with Macy’s attorneys for deposition preparation and trial preparation and to submit receipts for actual expenses, if any, for reimbursement in accordance with the Company’s expense reimbursement policy.

b.
No-solicit: during a period of two years beginning on the Executive’s Release Date (the “No-recruit period”), that the Executive will not actively, in personal conversation or by telephone, in writing (including but not limited to via electronic communications) or by any other medium, either directly or indirectly, without written permission from the Company, solicit any person that Executive knows or should reasonably know to be an employee of the Company or any of its subsidiaries, divisions, or affiliates (whether such employees are now or hereafter through the No-recruit period so employed or engaged) to terminate their employment with the Company or any of its subsidiaries, divisions, or affiliates, and commence employment at, or provide services to, any other business enterprise.

c.
Confidential and Proprietary Information: that Executive will not disclose any confidential or proprietary information belonging to the Company and obtained by Executive or to be obtained by Executive in the course of employment with the Company. The Company specifically acknowledges that since Executive has been involuntarily terminated, Executive shall be free to work for a Competing Business, as that term is defined in the Plan.

d.
Non-disparagement: that Executive will take no action which is intended to, or would reasonably be expected to, harm the Released Parties, impair their reputations, or lead to unwarranted or unfavorable publicity regarding the Released Parties. The prohibition in this paragraph 13.d does not apply to communications with administrative or other governmental authorities or in response to valid compulsory legal process. In the event of such government inquiry or compulsory legal process requiring comments about any Released Party, Executive agrees to promptly notify the Company in advance of any such disclosures and provide the details of the government inquiry or compulsory legal process in order to enable the Company to consider objecting to any such disclosure.

14.
The Company hereby informs Executive that the consideration recited in this General Release is being offered as part of the MACY’S, INC. EXECUTIVE SEVERANCE PLAN. The Company further informs Executive of the following:

a.
As specified in the Plan: (i) The amount of the severance benefit payable under the Plan is equal to twenty four times Executive’s monthly base salary rate in effect at the time of Executive’s termination of employment; and (ii) The severance benefit will not be provided to an Executive who is otherwise entitled to benefits under the Plan if the Executive is offered a substantially equivalent position by, or accepts any position with, a Macy’s, Inc. division, subsidiary, facility, or related or affiliated entity prior to the employee’s receipt of severance benefits hereunder. For purposes of this provision, a newly offered position is considered substantially equivalent to the Executive’s former position if the work site of the new position is within twenty-five (25) miles, one way, of the work site of the former position, the new position does not require a reclassification from full-time to part-time status, and the annual base salary for the new and former positions are substantially comparable.

b.	In order to accept the Offer, an eligible employee must execute and return to the Company (and not revoke) this General Release within twenty-one (21) days as set forth in paragraph 15 below.

c.
If an Executive who is entitled to benefits under the Plan dies following Executive’s termination from employment, but prior to receipt of the severance payment provided under the Plan, payment shall be made to Executive’s estate, provided, however, if Executive dies before having signed the Release, payment shall be made to Executive's estate if and only if, no later than 70 days after the Executive’s termination of employment, the estate representative shall have signed the Release and such Release shall have become irrevocable.

15.
Executive acknowledges that Executive has twenty-one (21) calendar days from the date that this General Release was first given to Executive to read and consider it before executing it, although Executive could have executed it at any time within those twenty-one (21) calendar days. Executive agrees that any changes to this General Release do not restart the twenty-one (21) day consideration period. Executive agrees that Executive has carefully read this General Release and knows and understands its contents, and that Executive signs this General Release knowingly and voluntarily. This General Release was voluntarily entered into without fraud, duress, or coercion, and with full understanding of its significance, effects, and consequences, and Executive fully intends to be bound by its terms.

16.
The Executive may revoke and cancel this General Release by providing notice of revocation to the Company in writing at any time within seven (7) calendar days after his or her execution of this General Release. The written notice of revocation must be personally delivered or sent by first class mail, postage prepaid, or by certified mail to William Tompkins, Senior Vice President, Human Resources, located at 7 West Seventh Street, Cincinnati, OH 45202, within seven (7) calendar days after Executive’s execution of this General Release. If mailed, the date of the postmark or certification will be used to determine the date of revocation. If Executive does so revoke by personal delivery or mail, this General Release will be null and void and the Company shall have no obligation whatsoever pursuant to this General Release to provide the consideration referenced in paragraph 5. This General Release shall not become effective and enforceable until after the expiration of this seven (7) day revocation period; after such time, if there has been no revocation, the General Release shall be fully effective, enforceable, and irrevocable.

17.
If any provision of this General Release is declared invalid or unenforceable, the remaining portions of the General Release shall not be affected thereby and shall be enforced, provided, however, if the Executive’s obligations as set forth in paragraphs 6 and 8 (or any part of it) is declared invalid, the General Release is nullified in its entirety and Company is not obligated to make any payment to Executive

18.	This General Release shall be governed by the laws of the State of Ohio, without regard to conflict of laws principles.

The undersigned,      Peter R. Sachse     , has executed this General Release and Waiver on this    9th    day of      January     , 2017.

PLEASE CONSULT WITH AN ATTORNEY AND READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS AND RIGHTS.

    /s/  PETER R. SACHSE
Executive’s Signature

        Peter R. Sachse
Print Name

ADDENDUM TO GENERAL RELEASE AND WAIVER

In addition to the consideration being provided pursuant to the provisions of the MACY’S, INC. EXECUTIVE SEVERANCE PLAN (the “Plan”) and Executive’s acknowledgement in paragraph 5 above that the benefits provided under the Plan and in this Addendum are more than the Company is otherwise obliged to provide to Executive, the Company and Executive hereby agree that:

A)	In connection with Executive’s employment by Macy’s, Executive has been:

i.	exposed to trade secrets and confidential business and technical information and strategies that provide Macy’s with a legitimate competitive advantage in the conduct of its business; and

ii.
brought into contact with existing and potential Customers, suppliers and vendors of Macy’s. In addition, the business of Macy’s is highly competitive. Macy’s devotes a substantial amount of time, effort and money to the development and maintenance of its Confidential Information and Customers and Macy’s Confidential Information and Customer information constitute valuable assets of Macy’s.

1)
“Customer” means any person or entity which at the time of Executive’s cessation of employment with Macy’s is, or was within two years prior to such cessation of employment, a prospective or existing customer of Macy’s.

2)
“Confidential Information” means any data or information that is material to Macy’s and not generally known to the public, including, without limitation: (i) price, cost, and sales data; (ii) the identities and locations of vendors and consultants furnishing materials and services to Macy’s and the terms of vendor or consultant contracts or arrangements; (iii) lists and other information regarding Customers and suppliers; (iv) financial information that has not been released to the public; (v) future business plans, marketing or licensing strategies, and advertising campaigns; or (vi) information about Macy’s employees and executives, as well as Macy’s talent strategies including but not limited to compensation, retention and recruiting initiatives.

B)
In exchange for the additional remuneration detailed in this Addendum, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees that for the thirty-six (36) month period beginning on the date that Executive’s employment with Macy’s ceases, Executive shall not act in any capacity (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financer, joint venturer or otherwise), for:

i.
any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined: Abercrombie & Fitch; Bed, Bath & Beyond; Belk’s; Burlington Coat Factory; Bon-Ton Stores; Dillard’s; The Gap; J.C. Penney; Kohl’s; Limited Brands; Nordstrom; Neiman-Marcus; Ross Stores; Saks; Sears; Target; TJX; and Walmart, and the subsidiaries, affiliates and successors of each such company; or

ii.
a Restricted Business. A “Restricted Business” means any business or enterprise engaged in the business of retail sales that had annual revenues for its most recently completed fiscal year of at least $2.5 billion; and both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by Macy’s, and (ii) the revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s), in the aggregate, more than 50% of Macy’s total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise. The determination of whether a business meets the definition of “restricted business” shall occur at the time Executive begins employment and not thereafter should the revenues grow to exceed 2.5 billion.

It is acknowledged and understood that passive investment elections and holdings that are part of mutual funds and other similar investments are not subject to the noncompetition restrictions contained herein. Similarly, direct ownership by Executive of less than 1% of any publically traded company or private equity entity is not subject to the noncompetition restrictions contained herein so long as such ownership interest is a purely passive investment and Executive provides no advice, counsel, direction or assistance regarding any entity as described in the noncompetition restrictions contained herein.

C)
upon the Executive’s termination of employment, the Company shall pay to Executive a lump sum of Two Million Seven Hundred Thousand Dollars and No Cents ($2,700,000.00), less withholding for applicable taxes. For the avoidance of doubt, Executive’s Release Date as set forth in Paragraph 9 of the General Release is January 30, 2017. This payment will be made at the same time as the payment pursuant to paragraph 14a of the General Release is made;

D)
on the date bonuses under the Company’s Senior Executive Incentive Compensation Plan are normally paid to employees, but no later than April 15, 2017, the Company shall pay to Executive a lump sum payment, less withholdings for applicable taxes, equivalent to the amount, if any, that would have been paid to Executive under the Company’s Senior Executive Incentive Compensation Plan for fiscal 2016 (the “2016 Bonus Amount”), it being acknowledged and agreed that for purposes of calculating the 2016 Bonus Amount Executive shall be: (i) deemed to have remained employed with the Company through March 2017 (or such later date as is required to receive such 2016 Bonus Amount), and (ii) Executive shall be treated no less favorably than other similarly situated senior executive officers of the Company. Executive agrees and acknowledges no other annual bonus awards or payments are due or owing to Executive under any bonus or incentive plan of the Company (other than as specifically set forth herein or as otherwise vested under such plans);

E)
Executive shall receive the shares of Common Stock payable with respect to Performance Restricted Stock Units (“PRSUs”) granted in 2014, 2015 and 2016 under the Amended and Restated 2009 Omnibus Incentive Compensation Plan, less withholdings for applicable taxes, as set forth below. The shares of Common Stock shall be paid to the Executive on the date such shares normally would be paid to employees under the Amended and Restated 2009 Omnibus Incentive Compensation Plan:

i.
with respect to the 2014 – 2016 performance period, it being acknowledged and agreed that (i) Executive shall be deemed to have remained employed with the Company through the February 2017 vesting date (or such later vesting date as is required in order to receive full vesting), (ii) there are no individual goals and/or targets required to be achieved by Executive in order to receive full vesting shall be deemed to have been achieved in full, (iii) Executive shall be treated no less favorably than other similarly situated senior executive officers of the Company and (iv) the Compensation and Management Development Committee of the Macy’s, Inc. Board of Directors certifies performance results related to such performance period and PRSUs and authorizes such PRSU payouts at its February 2017 meeting;

ii.
with respect to the 2015 – 2017 performance period, it being acknowledged and agreed that (i) Executive shall be deemed to have remained employed with the Company through the February 2018 vesting date (or such later vesting date as is required in order to receive full vesting), (ii) there are no individual goals and/or targets required to be achieved by Executive in order to receive full vesting shall be deemed to have been achieved in full, (iii) Executive shall be treated no less favorably than other similarly situated senior executive officers of the Company and (iv) the Compensation and Management Development Committee of the Macy’s, Inc. Board of Directors certifies performance results related to such performance period and PRSUs and authorizes such PRSU payouts at its February 2018 meeting; and

iii.
with respect to the 2016 – 2018 performance period, it being acknowledged and agreed that (i) Executive shall be deemed to have remained employed with the Company through the February 2019 vesting date (or such later vesting date as is required in order to receive full vesting), (ii) there are no individual goals and/or targets required to be achieved by Executive in order to receive full vesting shall be deemed to have been achieved in full, (iii) Executive shall be treated no less favorably than other similarly situated senior executive officers of the Company and (iv) the Compensation and Management Development Committee of the Macy’s, Inc. Board of Directors certifies performance results related to such performance period and PRSUs and authorizes such PRSU payouts at its February 2018 meeting.

F)
all unvested stock option awards will continue to vest on the anniversary of their grant dates through March 31, 2019, as if Executive remained employed with the Company through such date. All stock options that are vested as of March 31, 2019 shall be exercisable by Executive for the full term of each such stock option as if Executive remained in the continuous employ of the Company. Any stock option that is not vested as of March 31, 2019, shall be forfeited;

G)
within 30 days after the Executive’s execution of this General Release, the Company shall reimburse Executive for attorneys’ fees incurred in connection with Executive’s termination up to a maximum of Ten Thousand Dollars and No Cents ($10,000.00); and

H)
if Executive is eligible for and elects either COBRA health care continuation coverage or retiree health care benefits, the Company will pay the entire premium (both the employer and employee portions and any administrative fee applicable to COBRA recipients) for an eighteen (18) month period. If applicable, this Company-paid eighteen (18) month period shall count towards the maximum eighteen (18) month period of COBRA health care continuation coverage. This subsidy will apply only if Executive elects such coverage, completes and submits the applicable paperwork, remains eligible for this coverage during the applicable period, and does not become enrolled in other health care coverage. Executive may elect COBRA health care continuation coverage or retiree health care benefits, but not both;

I)
upon the Executive’s termination of employment, the Company shall reimburse Executive up to a maximum of Twenty-five Thousand Dollars and No Cents ($25,000.00), for outplacement services provided by a third-party selected by Executive. Such expenses shall be reimbursed by the Company as soon as practical after receiving proof of the expenses from the Executive, but in no event shall such services be utilized later than December 31, 2017;

J)
For the avoidance of doubt, Executive may retain his Company issued smart phone and Executive is permitted to maintain his personal contacts without violating the restrictions in paragraph 9 of the General Release so long as Executive has not stored any confidential Company information on such device;

K)	For the avoidance of doubt, the matters subject to the obligations set forth in paragraph 13a relate to matters that occurred during Executive’s employment tenure with the Company;.

L)	For the avoidance of doubt, the restrictions in paragraph 13b do not apply to general advertisements not targeted at the Company’s employees and requests for references by the Company’s employees;

M)
Notwithstanding the provisions in paragraph 13c of the General Release, the prohibitions expire ten (10) years from Executive’s Release Date and do not apply to communications with administrative or other governmental authorities or in response to valid compulsory legal process. In the event of such government inquiry or compulsory legal process requiring comments about any party or Released Party, Executive agrees to promptly notify the Company in advance of any such disclosures and provide the details of the government inquiry or compulsory legal process in order to enable the Company to consider objecting to any such disclosure. In addition, the Company’s senior executives will not make disparaging remarks about or in any other way condone or seek by word or act to harm or impair Executive’s reputation, provided that the prohibition in this paragraph expire ten (10) years from Executive’s Release Date and does not apply to communications with administrative or other governmental authorities or in response to valid compulsory legal process, including, but not limited to a subpoena. In the event of such government inquiry or compulsory legal process requiring comments about Executive, the Company shall promptly notify Executive in advance of any such disclosures and provide Executive the details of the government inquiry or compulsory legal process in order to enable Executive to consider objecting to any such disclosure; and

N)
This General Release and Addendum does not waive or release any rights to: (i) any indemnification rights under the Company’s by-laws, charters, Directors and Officers liability insurance policies or any other documents or instruments relating to indemnification or otherwise under the law; (ii); payment of five (5) weeks of retiree Paid Time Off in accordance with Company policy; and (iii) enforce this General Release and Addendum.

This Addendum shall not become effective and enforceable until after the expiration of the seven (7) day revocation period set forth in paragraph 16 above; after such time, if there has been no revocation, the Addendum shall be fully effective, enforceable, and irrevocable.

Executive and the Company have read the foregoing Addendum and indicate knowing and voluntary agreement to its terms.

January 9, 2017	/s/ SHERRY HOLLOCK
Date	Sherry Hollock
Chief Human Resources Officer
Macy’s, Inc.
7 West Seventh Street
Cincinnati, OH 45202

1/9/2017	/s/ PETER R. SACHSE
Date	Peter Sachse